Exhibit 4.25

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT dated as of [            ], 2009 (this “Agreement”), is between (i) CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a Delaware corporation (the “Company”), (ii) Lion/Rally Cayman 4, a company incorporated in Luxembourg (“Cayman 4”) and (iii) Lion/Rally Cayman 5, a company incorporated in Luxembourg (“Cayman 5”).

WHEREAS, on the date hereof, the Company is entitled to issue to the Shareholders a number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) pursuant to the Option Agreement, dated November 19, 2009, among Cayman 4, Cayman 5, Lion/Rally Cayman 6, Lion/Rally Cayman 7 L.P., Lion Capital LLP and the Company (the “Option Agreement”).

WHEREAS, the number of shares of Common Stock to be issued to the Shareholders shall be such number as has been determined to be the Stock Settlement Amount (as defined in the Option Agreement);

WHEREAS, the shares of Common Stock to be issued to the Shareholders have not been registered under the Securities Act (as hereinafter defined) or any state securities laws; and the certificates representing such shares of Common Stock will bear a legend restricting their transfer; and

WHEREAS, in connection with the foregoing, the Company has agreed, subject to the terms, conditions and limitations set forth in this Agreement, to provide the Shareholders with certain registration rights in respect of shares of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

“Affiliate” means, with respect to any party, any other party that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first party.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banking institutions in New York, New York are authorized by law to be closed.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” has the meaning set forth in the recitals.

“Control” means, as to any party, the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by” and “under common Control with” shall be construed accordingly.

“Deferred Shares” has the meaning set forth in Section 2.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Losses” has the meaning set forth in Section 5.1.

“Misstatement/Omission” has the meaning set forth in Section 5.1.

“Option Agreement” has the meaning given to it in the recitals.

“Owned Shares” has the meaning set forth in Section 2.7.

“Person” means any individual, corporation, partnership, trust or other entity of any nature whatsoever.

“register”, “registered”, and “registration”, when used with respect to the capital stock of the Company, mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act which has been declared or ordered effective in accordance with the Securities Act.

“Registrable Securities” means (i) the shares of Common Stock to be issued to the Shareholders comprising the Stock Settlement Amount, (ii) any Common Stock issued (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued) as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Common Stock referred to in clause (i) above, and (iii) any Common Stock issued by way of a stock split of the Common Stock referred to in clauses (i) or (ii) above. Shares of Common Stock shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such shares of Common Stock shall have become effective under the Securities Act pursuant to this Agreement and either (1) such shares of Common Stock have been disposed of under such registration statement, or (2) the one-year anniversary of the effectiveness of such registration statement has occurred, (B) such shares of Common Stock shall have been sold or otherwise distributed pursuant to Rule 144 (or any successor provision) under the Securities Act, (C) such shares of Common Stock are Transferred in accordance with Section 8.1, are first transferable under Rule 144 without limitation or are otherwise no longer held by the Shareholders, or (D) such shares of Common Stock shall have ceased to be outstanding. Notwithstanding anything in the preceding sentence to the contrary, shares of Common Stock that cease to be Registrable Securities pursuant to the preceding sentence shall remain subject to Sections 8.1 of this Agreement until (i) a registration statement with respect to the sale of such shares of Common Stock shall have become effective under the Securities Act and such shares of Common Stock have been disposed under such registration statement, or (ii) such shares of Common Stock shall have been sold or otherwise distributed pursuant to Rule 144 (or any successor provision) under the Securities Act.

“Registration Expenses” means all registration, qualification, transfer agents and registrars, filing, printing, messenger and delivery fees and expenses and all reasonable fees and disbursements of legal counsel, accountants and other advisors relating to the registration of Registrable Securities pursuant to this Agreement, relating to causing such registration to be declared effective pursuant to this Agreement, and relating to causing such registration to remain effective for the time periods set forth in this Agreement, but excluding all underwriting discounts and selling commissions applicable to the registration and sale of Registrable Securities pursuant to this Agreement.

“Required Registration Date” has the meaning set forth in Section 2.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shareholder” or “Shareholders” means individually or collectively, as applicable: (i) Cayman 4 and Cayman 5; (ii) a Person who owns Registrable Securities pursuant to a transfer of such Registrable Securities that meets the terms and conditions set forth in Article VIII hereof and who has agreed to be bound by the terms of this Agreement; (iii) upon the death of such Shareholder, the executor of such Shareholder or such Shareholder’s heirs, devisees, legatees or assigns; or (iv) upon the disability of any Shareholder, any guardian or conservator of such Shareholder.

“Shareholder Indemnified Parties” has the meaning set forth in Section 5.1.

“Option Agreement” has the meaning given to it in the recitals.

“Transfer” means any transfer, sale, gift, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other voluntary or involuntary transfer of title or beneficial interest, whether or not for value, including, without limitation, any disposition by operation of law or any grant of a derivative or economic interest therein.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Option Agreement.

ARTICLE II

DEMAND REGISTRATION

2.1 Demand Registration.

(a) If the Company has exercised the 2010 Consideration Substitute Right pursuant to Clause 7.1.2 of the Option Agreement, the Company shall, in accordance with Article IV below and subject to Section 2.8 below, either (i) file a registration statement under the Securities Act with the Commission to register under the Securities Act that number of Registrable Securities that the Company determines represents the maximum number of Registrable Securities that will be issued as the Stock Settlement Amount, or (ii) file with the Commission a prospectus supplement (the “Prospectus Supplement”) to an existing shelf registration statement on Form S-3 which is at the time currently effective (the “Form S-3”) to register such number of Registrable Securities, but, in each case, only to the extent that the Shareholders have complied with their obligations under Sections 2.6 and 6.1 below (a “Registration”). Subject to Section 2.8 below, the Company shall use its reasonable best efforts to cause the Registrable Securities to be registered for resale by the Shareholders under the Securities Act on the Required Registration Date. For purposes of this Agreement, the “Required Registration Date” means (x) June 1, 2010, in the event that the Shareholders do not advise the Company that they intend to distribute the Registrable Securities by means of an underwriting in accordance with Section 2.3, (y) June 8, 2010, in the event that the Shareholders advise the Company that they intend to distribute the Registrable Securities by means of an underwriting in accordance with Section 2.3 and (z) in the case of the issuance of Deferred Shares, the dates that are (A) the 16th day after the issuance of such Deferred Shares, in the event that the Shareholders do not advise the Company that they intend to distribute such Registrable Securities by means of an underwriting in accordance with Section 2.3 and (B) the 23rd day after the issuance of such Deferred Shares, in the event that the Shareholders advise the Company that they intend to distribute such Registrable Securities by means of an underwriting in accordance with Section 2.3; provided however, that such Required Registration Date shall be extended by one day for each day the Shareholders have not complied with their obligations under Sections 2.6 and 6.1 below and provided further that if the Shareholders have advised the Company that they intend to distribute Registrable Securities by means of an underwriting, and if the Registrable Securities have not been registered in connection therewith under the Securites Act prior to 7:00 a.m. (NY time) on June 8, 2009 (or the 23rd day after the issuance of the Deferred Shares, as the case may be) for any reason whatsoever, then notwithstanding any provision of this Agreement which requires CEDC to take action or assist or cooperate in respect of an underwritten offering, CEDC shall be entitled to file the Registration Statement or Prospectus Supplement contemplated by the first sentence of this Section 2.1 as if such request for an underwritten offering had not been made. It is understood and agreed that the sole remedy of the Shareholders with respect to a failure to file or cause the Registrable Securities to be registered under the Securities Act on or prior to the Required Registration Date is set forth in Clause 7.2 of the Option Agreement.

2.2 Expenses. With respect to a Registration, the Company shall bear sole responsibility for all Registration Expenses incurred in connection with such.*

2.3 Underwriting. If the Shareholders intend to distribute the Registrable Securities covered by such Registration by means of an underwriting, then the Shareholders shall so advise the Company no later than May 21, 2010. In such case, the Shareholders shall negotiate with an underwriter selected by them (which managing underwriter shall be an internationally recognized financial institution experienced in securities offerings registered under the Securities Act) and approved by the Company, which approval shall not be unreasonably withheld, with regard to the underwriting of such requested registration. The right of the Shareholders to include such Registrable Securities in such registration shall be conditioned upon (i) each of the Shareholder’s participation in such underwriting to the full extent of such Shareholder’s Registrable Securities, (ii) the entry of the participating Shareholders (together with the Company and other holders distributing their securities through such underwriting) into an underwriting agreement in customary form reasonably acceptable to the Shareholders with the underwriter or underwriters selected for such underwriting, and (iii) the completion and execution by the participating Shareholders of all questionnaires, powers of attorney, indemnities and other documents required under the terms of such underwriting arrangements. The Company shall bona fide cooperate with the Shareholders and any underwriter to effect such underwritten offering.

2.4 Registration on Form S–3. If, at the time the Company makes the 2010 Consideration Substitution Right, the Company is a registrant entitled to use Form S–3 or any successor thereto to register shares of Common Stock, then the Company shall use its reasonable best efforts to effect the Registration on Form S–3 or any successor thereto.

2.5 Priority for Registrations. Notwithstanding any other provision of this Article II, if the managing underwriter advises the Company that the marketability of the offering would be adversely affected by the number of securities included in such offering, then the Company shall so advise all Shareholders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be reduced as required by the underwriter(s), and the Company shall include in such registration the maximum number of Registrable Securities permitted by the underwriter to be included therein, pro rata among the respective Shareholders thereof on the basis of the amount of Registrable Securities requested to be included in such registration by each such Shareholder.

2.6 Deferral of Registration.

(a) In connection with a Registration, the Shareholders shall provide to the Company not later than 5 days after the Company shall have made the 2010 Consideration Substitution Right, a written representation from each Shareholder confirming that (i) such Shareholder is irrevocably bound to accept such shares of Common Stock, and (ii) there are no conditions to the completion of the Company’s issuance of, and such Shareholder’s acceptance of, such shares of Common Stock that (A) are within such Shareholder’s control or (B) such Shareholder can cause not to be satisfied.

(b) Notwithstanding anything to the contrary herein, if the Company reasonably determines in good faith and based on advice of independent, internationally recognized legal counsel that any Shareholder participating in any Demand Registration would be deemed to be an “underwriter” (as defined in Section 2(a)(11) of the Securities Act) in connection with the registration of Registrable Securities pursuant to such Registration, the Company may delay complying with its obligations under Section 2.1 in connection with such Registration unless and until such Shareholder would no longer be deemed an “underwriter” in connection with such registration (at which time the Company will promptly comply with its obligations under Section 2.1), provided that the Company shall make such determination to delay such registration only after reasonable prior consultation with the Shareholders and their independent, internationally recognized legal counsel.

2.7 Beneficial Ownership Information. On the Business Day prior to the date any registration statement is expected to be filed in connection with any Registration (the expected date of which filing the Company shall provide to the Shareholders not less than two days prior to the date of such filing or, in the case of the filing CEDC is entitled to make on June 8, 2009, one Business Day prior to the date of such filing), the Shareholders shall notify the Company in writing of the total number of shares of Common Stock each Shareholder and its Affiliates beneficially own as of that date (the “Owned Shares”).

2.8 Registration of Deferred Shares.

(a) If any Registrable Securities that are otherwise issuable are not issued due to the operation of Clause 8 of the Option Agreement (such Registrable Securities, “Deferred Shares”), then at such time as the Shareholders and their Affiliates collectively own 3.5% or less than the total number of shares of Common Stock issued and outstanding, the Shareholders may make a written request to the Company requesting that the Company register under the Securities Act all, but not part, of such Deferred Shares.

(b) The Shareholders shall provide written notice to the Company promptly upon the Shareholders’ and their Affiliates collective ownership of Common Stock falling to 3.5% or less than the total number of shares of Common Stock issued and outstanding.

(c) Upon receipt of a written request pursuant to clause (a) hereof, the Company shall file a registration statement in respect of the relevant Deferred Shares after the Shareholders have complied with their obligations under Sections 2.6 and 6.1 hereof (to the extent applicable) in accordance with Section 2.1.

ARTICLE III

PERMITTED DELAYS IN REGISTRATION

3.1 Suspension of Company Obligations.

(a) Notwithstanding anything to the contrary herein, the Company’s obligations under Article II of this Agreement to maintain the effectiveness of any registration statement shall be suspended (and, to the extent applicable, the Shareholders shall suspend the disposition of any Registrable Securities pursuant to a then currently effective registration statement) for a period not to exceed 90 days (and such suspension not to occur more than twice in any 12-month period) in the event that, in the good faith reasonable opinion of the Company’s Board of Directors, effecting or maintaining the effectiveness of the registration of such Registrable Securities (i) would be detrimental to any material financing, acquisition, merger, disposition of assets, disposition of stock or other comparable transaction then being pursued by the Company or (ii) would require the Company to make public disclosure of material, non-public information which is not otherwise required to be publicly disclosed at that time, and the public disclosure of which could reasonably be expected to have an adverse effect upon the Company, provided that, in each case, the determination to so suspend any registration shall be made in a commercially reasonable manner and, in the case of clause (i), taking into account the nature and size of the registration.

(b) The Company shall notify the Shareholders in writing of the existence of any suspension event set forth in this Section 3.1. Such notice and all facts and circumstances relating to such suspension event shall be kept confidential by the Shareholders.

ARTICLE IV

REGISTRATION PROCEDURES

4.1 Registration Procedures. Whenever the Company is obligated to register Registrable Securities pursuant to this Agreement, the Company shall use its reasonable best efforts to:

(a) cause the registration statement filed with respect to such Registrable Securities to remain effective until the earlier of (i) the one-year anniversary of the issuance of the Registrable Securities and (ii) the completion of the distribution described in such registration statement;

(b) furnish the Shareholders, their underwriters, if any, and their respective counsel, at such times so as to permit their reasonable review, the opportunity to review the registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and to consider in good faith incorporating any comments reasonably requested by the Shareholders, their underwriters, if any, and their respective counsel, provided that the Shareholders’, the underwriters’, if any, and their respective counsels’ review of such documents shall not delay the filing of the registration statement so long as such parties have been provided a reasonable time to review the same;

(c) make available for reasonable inspection by, or give reasonable access to, any underwriter and its counsel participating in any disposition of Registrable Securities all pertinent financial and other records, pertinent corporate documents and properties of the Company, and to cause its senior management to participate in such management presentations and one roadshow as such underwriters may reasonably request (provided that such managers are given reasonable advanced notice of such presentations and roadshows and that such managers shall only be obligated to participate in one roadshow of reasonably customary duration) and to cause the Company’s directors, officers and employees to supply all information reasonably requested by any such underwriter in connection with the offering thereunder;

(d) furnish, without charge, to the Shareholders and to the underwriters of the securities being registered such number of copies of the registration statement, preliminary prospectus, final prospectus and other documents incident thereto as such underwriters and the Shareholders from time to time may reasonably request;

(e) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and applicable state securities laws with respect to the disposition of all securities covered by such registration statement;

(f) register or qualify the Registrable Securities covered by such registration statement under such other securities laws or state blue sky laws of such U.S. jurisdictions as shall be reasonably requested by the Shareholders for the distribution of the Registrable Securities covered by the registration statement; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or to subject itself to taxation in any such states or jurisdictions wherein it would not but for the requirements of this paragraph (f) be required to do so;

(g) enter into customary agreements in form and substance reasonably satisfactory to the Company (including a customary underwriting agreement in form and substance reasonably satisfactory to the Company, if the offering is to be underwritten, in whole or in part);

(h) notify the Shareholders at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of any Shareholder, promptly prepare and furnish to such Shareholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; provided that, upon receipt of such notice from the Company, the Shareholders will forthwith discontinue disposition of their Registrable Securities pursuant to the registration statement covering such Registrable Securities until the Shareholders receive the copies of the supplemented or amended prospectus covering such Registrable Securities (and the Shareholders shall return to the Company all copies of the unsupplemented or unamended prospectus covering such Registrable Securities);

(i) list all Registrable Securities covered by such registration statement on the Nasdaq or on such other securities exchange on which shares of Common Stock are then currently listed;

(j) prevent the issuance of any order suspending the effectiveness of a registration statement or suspending the qualification (or exemption from qualification) of any of the Registrable Securities included therein for sale in any U.S. jurisdiction, and, in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending the qualification of any Registrable Securities included in such registration statement for sale in any U.S. jurisdiction, the Company will use reasonable efforts to promptly obtain the withdrawal of such order;

(k) obtain “cold comfort” letters and updates thereof reasonably satisfactory to the managing underwriters from the independent certified public accountants of the Company, addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings;

(l) obtain opinions of independent counsel to the Company reasonably satisfactory to the managing underwriters, addressed to each of the underwriters covering the matters customarily covered in opinions of issuer’s counsel requested in underwritten offerings; and

(m) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification by the Company. In the event of any registration of any Registrable Securities pursuant to this Agreement under the Securities Act, the Company will indemnify, hold harmless and reimburse each participating Shareholder, each of the directors, officers, employees, managers, stockholders, partners, members, counsel, agents or representatives of such Shareholder and its Affiliates and each Person who controls any such Person, if any, and each other Person who participates as an underwriter for the Shareholders in the offering or sale of such securities and each other Person (including its officers and directors) who controls any such underwriter within the meaning of the Securities Act (collectively, “Shareholder Indemnified Parties”), against any losses, claims, damages or liabilities, joint or several, to which such participating Shareholder or any such Person, underwriter or controlling person may become subject under the Securities Act or otherwise (collectively, “Losses”), insofar as such Losses arise out of or are based on any untrue statement or alleged untrue statement of any material fact contained in the registration statement, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (a “Misstatement/Omission”), under which such Registrable Securities were registered under the Securities Act, in any preliminary prospectus, final prospectus or summary prospectus contained therein, or in any amendment or supplement thereto, and shall reimburse such Shareholder Indemnified Parties, such Person participating as an underwriter for the Shareholders in the offering or sale of such securities and each other Person (including its officers and directors) who controls any such underwriter within the meaning of the Securities Act for any legal and other expenses reasonably incurred by them in connection with investigating and defending any such Losses, whether or not resulting in any liability; provided, however, that the Company shall not be liable in any such case to the extent that any such Losses or expense arises out of or is based upon a Misstatement/Omission made in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any participating Shareholder or any other Person who participates as an underwriter in the offering or sale of such securities or any of their controlling persons and stated to be specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any participating Shareholder or any such underwriter or controlling person and shall survive the transfer of such securities by the Shareholder.

5.2 Indemnification by Participating Shareholders. Each of the participating Shareholders whose Registrable Securities are included or are to be included in any registration statement, as a condition to including Registrable Securities in such registration statement, hereby agrees, to indemnify, hold harmless and reimburse (in the same manner and to the same extent as set forth in Section 5.1) the Company, each of its directors, officers, employees, managers, stockholders, counsel, agents or representatives and the Company’s Affiliates and each Person who controls any such Person within the meaning of the Securities Act, and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person who controls any such underwriter within the meaning of the Securities Act with respect to any Losses that arise out of or are based on any Misstatement/Omission, from such registration statement, preliminary prospectus, final prospectus or summary prospectus, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by any participating Shareholder and stated to be specifically for use therein. Notwithstanding the foregoing, the obligation to indemnify will be individual (several and not joint) to each Shareholder and will be limited to the net amount of proceeds received by such Shareholder from the sale of Registrable Securities pursuant to such registration statement giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, or any such underwriter or controlling person and shall survive the transfer of such securities by any participating Shareholder.

5.3 Notices of Claims. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 5.1 or 5.2, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Sections 5.1 or 5.2, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense of such action, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party (whose approval shall not be unreasonably withheld), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, that the indemnified party may participate in such defense at the indemnified party’s expense, and provided, further, that all indemnified parties shall have the right to employ one counsel to represent them if, in the reasonable judgment of such indemnified parties, it is advisable for them to be represented by separate counsel by reason of having legal defenses which are different from or in addition to those available to the indemnifying party, and in that event the reasonable fees and expenses of such one counsel shall be paid by the indemnifying party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for the indemnified parties with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel for the indemnified parties. No indemnifying party shall consent to entry of any judgment or enter into any settlement without the consent of the indemnified party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnifying party shall be subject to any liability for any settlement made without its written consent. The indemnifying party’s liability to any such indemnified party hereunder shall not be extinguished solely because any other indemnified party is not entitled to indemnity hereunder.

5.4 Survival. The indemnification provided for under this Agreement will (i) remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party, (ii) survive the transfer of securities and (iii) survive the termination of this Agreement.

5.5 Contribution. If, for any reason, the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the expense, loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expense, loss, claim, damage or liability referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 5.5 were determined by pro rata allocation or by any other means of allocation, unless such contribution takes into account the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 5.5, a Shareholder shall not be required to contribute any amount in excess of the amount by which (i) the amount at which the securities that were sold by such Shareholder and distributed to the public were offered to the public exceeds (ii) the amount of any damages which such Shareholder has otherwise been required to pay by reason of such Misstatement/Omission or violation. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

INFORMATION BY PARTICIPATING SHAREHOLDERS

6.1 Information Regarding Participating Shareholders and its Affiliates. Not later than May 21, 2010, or, if the issuance of any Registrable Seurities has been deferred as a result of clause 8 of the Option Agreement, the 5th Business Day after the issuance of such Deferred Shares, each Shareholder shall furnish to the Company and any applicable underwriter such information regarding such Shareholder and the distribution proposed by such Shareholder and its Affiliates required by applicable law or regulation to be included, directly or indirectly, in any registration statement or prospectus relating to such registration, as the Company or such underwriter reasonably believes may be required in connection with any registration, qualification or compliance referred to in this Agreement.

ARTICLE VII

RULE 144 SALES

7.1 Reporting. With a view to making available to the Shareholders the benefits of certain rules and regulations of the Commission which may permit the sale of Registrable Securities to the public without registration or through short form registration forms, the Company agrees to use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any holder of Registrable Securities upon written request a written statement by the Company as to its compliance with the reporting requirements of the Securities Act and Exchange Act.

ARTICLE VIII

RESTRICTIONS ON TRANSFER

8.1 Restrictions on Transferability.

(a) The Registrable Securities may be Transferred to any Person; provided, that:

(i) there is in effect a registration statement under the Securities Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement, or

(ii) (x) such Transfer is eligible under Rule 144 and is made pursuant thereto, or (y) such Transfer is made in a transaction exempt from registration under the Securities Act and, in each case, is otherwise made in accordance with applicable securities laws.

(b) In the event any Shareholder intends to effect any Transfer pursuant to clause (a)(ii), above:

(i) such Shareholder shall provide (A) written notice to the Company of such intention, including a reasonably detailed statement of the circumstances surrounding the proposed Transfer, no later than five (5) Business Days prior to effecting such Transfer, and (B) the Company with a legal opinion from independent, internationally recognized legal counsel experienced in such matters, which legal opinion shall be in customary form reasonably acceptable to the Company and shall state that such Transfer is eligible under Rule 144 or is made in a transaction exempt from registration under the Securities Act and, in each case, is otherwise made in accordance with applicable securities laws, provided that in the case of any Transfer made pursuant to Rule 144, such Shareholder may provide such notice and legal opinion in respect of all of the Transfers proposed to be made within the six (6) month period following the date of such notice and legal opinion; and

(ii) only with respect to any Transfer made pursuant to clause (a)(ii)(y) above, such Shareholder and the transferee in any such Transfer as a condition precedent thereto shall have provided to the Company such factual representations, warranties and undertakings as the Company may reasonably request to ensure that such Transfer does not adversely affect the Company’s ability to issue the shares of Common Stock as contemplated by the Option Agreement through an exemption from registration under the Securities Act.

(c) No Transfer pursuant to clause (a)(ii)(y), above, will be effective unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement, including the restrictions and limitations on transfer, to the same extent as the original parties hereto.

(d) Notwithstanding anything in this Agreement to the contrary, no Transfer of any Registrable Securities may be made to (i) any Person who is, in the commercially reasonably judgment of the Chief Executive Officer of the Company, a competitor of the Company in a market that is material to the Company, or (ii) any Person who, prior to such Transfer, owns five percent (5%) or more of the Company’s outstanding Common Stock, without, in the case of each of clause (i) and (ii), the prior written consent of the Company, which consent the Company may withhold or provide in its sole discretion.

(e) Each Shareholder is aware of the following Telephone Interpretation in the SEC Manual of Publicly Available Telephone Interpretations (July 1997):

A.65. Section 5

An issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock “against the box” and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.

(f) The Company is required to refuse to register any transfer of the Shares which is not made in accordance with Regulation S under the Securities Act, pursuant to a registration statement under the Securities Act or pursuant to an available exemption therefrom.

(g) The Shareholders shall not take any action with respect to any distribution deemed to be made pursuant to any Registration that would constitute a violation of Regulation M under the Exchange Act.

8.2 No Participation in Other Securities Offerings. The rights granted by the Company hereunder shall be the exclusive rights granted to Shareholders with respect to Registrable Securities. Except as otherwise provided herein, the Shareholders shall have no rights to participate in any offering of securities by the Company to third parties, whether such offering is effected pursuant to registration under the Securities Act or pursuant to an exemption from registration thereunder.

ARTICLE IX

COVENANTS OF THE SHAREHOLDERS

9.1 Shareholders. Each of the Shareholders hereby agrees (i) to cooperate with the Company and, as a condition precedent to the Company’s obligation to file any registration statement, to furnish to the Company all such information regarding such Shareholder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of and as required by the registration statement and any filings with any state securities commissions as the Company may reasonably request, (ii) to the extent required by the Securities Act, to deliver or cause delivery of the prospectus contained in the registration statement, any amendment or supplement thereto, to any purchaser of the Registrable Securities covered by the registration statement from the Shareholder, (iii) if requested by the Company, to notify the Company of any sale of Registrable Securities by such Shareholder and (iv) not to sell any of its Registrable Securities held by such Shareholder except pursuant to the terms of this Agreement

ARTICLE X

TERMINATION

10.1 Termination. This Agreement and the rights provided hereunder shall terminate and be of no further force and effect with respect to each Shareholder on the date the Registrable Securities held by such Shareholder cease to be Registrable Securities pursuant to the terms of this Agreement. This Section 10.1 shall not, however, apply to the provisions of Article V of this Agreement, which shall survive the termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Decisions or Actions of the Shareholders. For the purposes of this Agreement, an action or decision shall be deemed to have been taken or made by all of the Shareholders if such action or decision shall have been taken or made by Shareholders holding a majority of the Registrable Securities.

11.2 Successors and Assigns. Subject to the provisions of Section 8.1, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and transferees of the parties. If any successor, assignee or transferee of any Shareholder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by all of the terms and provisions hereof.

11.3 Notices. All notices and other communications provided for hereunder shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid or delivered in person or by courier, telecopier or electronic mail, and shall be deemed to have been duly given on the date on which personally delivered to, or actually received by, the party to whom such notice is to be given at its address set forth below, or at such other address for the party as shall be specified by notice given pursuant hereto:

(a) If to the Company, to:

Central European Distribution Company Two Bala Plaza Suite #300 Bala Cynwyd, Pennsylvania 19004 United States of America Attn: William V. Carey, President

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 United States of America Attn: Frank R. Adams, Esq.

(b) If to the Shareholders, to:

Lion Capital LLP 21 Grosvenor Place London SW1X 7HF United Kingdom For the attention of: Javier Ferrán/James Cocker Fax number: +44 20 7201 2222 with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges One South Place London EC2M 2WG United Kingdom For the attention of: Michael Francies/Ian Hamilton Fax number: +44 20 7903 0990

11.4 Governing Law. This Agreement and any controversy or claim arising out of or relating to this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws.

11.5 Jurisdiction. Each of the Company and each Shareholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Delaware State court or Federal court of the United States of America sitting in New York City or Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect to any such action or proceeding may be heard and determined in such New York State or Delaware State court or, to the extent permitted by law, in such Federal court. Each of the Company and each Shareholder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in the any other manner provided by law. Each of the Company and each Shareholder hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement in any New York State, Delaware State or Federal court sitting in New York City or Delaware. Each of the Company and each Shareholder hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Company and each Shareholder hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby.

11.6 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

11.8 Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

11.9 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

11.10 Gender and Other References. Unless the context clearly indicates otherwise, the use of any gender pronoun in this Agreement shall be deemed to include all other genders, and singular references shall include the plural and vice versa.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:
Name:
Title:

LION/RALLY CAYMAN 4

By:
Name:
Title:

LION/RALLY CAYMAN 5

By:
Name:
Title: